Exhibit 99.1

For Immediate Release	CONTACT:	Susan Kam (808) 525-6254
Email: skam@fhb.com

First Hawaiian Bank Vice Chairman Robert Fujioka to Retire at Year’s End;

Lance Mizumoto named EVP, Commercial Banking Group;

Dan Nishikawa joining bank as SVP, Commercial Real Estate Division

(Honolulu, Hawaii, July 5, 2017) — First Hawaii Bank Chairman and Chief Executive Officer Bob Harrison announced today that Robert Fujioka, First Hawaiian Bank Vice Chairman and Chief Lending Officer, plans to retire at the end of this year, after 21 years with the bank, culminating a 43-year banking career.

“First Hawaiian Bank has been very fortunate to have someone with Bob Fujioka’s extensive knowledge of the commercial lending landscape and the ability to identify market trends ahead of business growth areas,” said Harrison. “Bob Fujioka is a remarkable and insightful leader who has made tremendous contributions throughout his tenure in helping to grow our bank’s loan portfolio and providing sound counsel to our senior management committee.”

Fujioka joined First Hawaiian in 1996 as a senior vice president and manager overseeing the Main Banking Center and Cash Management.  For the past 15 years, he has lead the bank’s Commercial Banking area since 2002 and has held his current position of vice chairman and chief lending officer, Commercial Banking Group for the past 10 years since 2007. He has been a member of the bank’s senior management committee since 2003 and also serves as chief executive officer of First Hawaiian Leasing, Inc., a subsidiary of First Hawaiian Bank.

Fujioka will remain with the bank through the end of 2017 to facilitate the Commercial Banking Group’s leadership transition, commencing on July 5.

Lance Mizumoto, executive vice president and Commercial Real Estate Division manager has been promoted to executive vice president and manager, Commercial Banking Group and he will be joining the bank’s senior management committee.  He will assume all day-to-day responsibilities overseeing the development and growth of the bank’s commercial lending.  Mizumoto has over 35 years of diverse banking experience and re-joined First Hawaiian Bank in January 2017 as executive vice president and Commercial Real Estate Division manager.

Dan Nishikawa joins First Hawaiian, replacing Lance Mizumoto, as senior vice president and Commercial Real Estate Division manager.  Nishikawa has over 30 years of diverse experience in the areas of Commercial Real Estate, Construction, Development and Banking.  He previously was senior managing director with OliverMcMillan.

First Hawaiian, Inc. (NASDAQ:  FHB) is a bank holding company headquartered in Honolulu, Hawaii.  Its principal subsidiary, First Hawaiian Bank was founded in 1858 as Bishop & Co., and today is Hawaii’s oldest and largest financial institution with branch locations throughout Hawaii, Guam and Saipan.  The company offers a comprehensive suite of banking services to consumer and commercial customers including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services.  Customers may also access their accounts through ATMs, online and mobile banking channels.  For more information about First Hawaiian Inc., visit www.fhb.com

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